Exhibit 5.1

Legg Mason Letter Head

June 26, 2014

The Board of Directors

Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested me, as Executive Vice President and General Counsel of Legg Mason, Inc. (the “Company”), to render my opinion in connection with the purchase and sale of (i) $250,000,000 aggregate principal amount of the Company’s 2.700% Senior Notes due 2019 (the “2019 Notes”), (ii) $250,000,000 aggregate principal amount of the Company’s 3.950% Senior Notes due 2024 (the “2024 Notes”), and (iii) $150,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2044 (the “2044 Notes” and, together with the 2019 Notes and the 2024 Notes, the “Notes”), subject to the terms and conditions set forth in the Underwriting Agreement, dated as of June 23, 2014 (the “Underwriting Agreement”), among the Company and the several underwriters named therein. The Notes are pursuant to an indenture, dated as of January 22, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 22, 2014 (the “First Supplemental Indenture”), with respect to the 2044 Notes, as further supplemented by the Second Supplemental Indenture, dated as of June 26, 2014 (the “Second Supplemental Indenture”), with respect to the 2019 Notes and as further supplemented by the Third Supplemental Indenture, dated as June 26, 2014 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), with respect to the 2024 Notes, in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In my capacity as Executive Vice President and General Counsel of the Company, I am familiar with the Company’s Articles of Incorporation and By-laws, as amended to date, and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinions expressed herein. I am familiar with the Indenture and the Notes. In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me, the conformity of authentic originals of all documents submitted to me as copies and that the Indenture has been duly authorized, executed and delivered by the Trustee. As to factual matters, I have relied upon the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

2. The Second Supplemental Indenture and the Third Supplemental Indenture and the Notes have been authorized by the Board of Directors of the Company and executed by a duly authorized officer of the Company, and have been duly authorized by the Company.

I am admitted to practice law in the State of Maryland. The opinions set forth herein are limited to matters of the General Corporation Law of the State of Maryland. I am furnishing this opinion solely for your benefit and, as to certain matters of Maryland law, for the benefit of your counsel, Shearman & Sterling LLP. It may not be relied upon by any other person without my express written consent.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-193321) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of my name therein and in the prospectus and the prospectus supplement constituting a part or deemed a part of such Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel

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